Exhibit 99.1

Velt International Group Inc. Acquires Two Cancer Treatment Related Companies

Thousand Oaks, California, Jan. 29, 2019 (GLOBE NEWSWIRE) -- Velt International Group Inc. (OTC Pink: VIGC) (the “Company” or “Velt”) today announced that on January 24, 2019 it has executed an agreement to acquire all of the issued and outstanding shares of THF International (Hong Kong) Ltd (“THF International”), a Hong Kong cancer treatment and medical device company, together with its two South Africa subsidiaries. On January 25, 2019, the Company executed another agreement to acquire all of the issued and outstanding shares of Natural Health Farm (Labuan) Inc. (“NHF”), a Malaysian offshore company that owns exclusive license of a cancer treatment technology for Sub-Sahara African region.

Under the agreement with THF International, Velt has acquired 100% issued and outstanding shares of THF International and its wholly owned South African companies for the aggregated amount of USD 2 Million. Velt shall issue shares equivalent to the acquisition amount based on closing share price on January 24, 2019. Rural Asset Management Services, Inc. (“RAM”) owns 90% issued and outstanding shares of THF International and on December 14, 2018 RAM acquired 1,132,000 shares of Velt, which makes it a majority shareholder of the Company.

Under the agreement with NHF, Velt has acquired 100% issued and outstanding shares of NHF for the aggregated amount of USD 10 Million. Velt shall issue shares equivalent to the acquisition amount based on closing share price on January 25, 2019. According to the agreement, the value of the exclusive license for the cancer treatment technology shall be evaluated by an independent third party appraiser, and if the license value of assessment is below USD 10 Million, then the assessment value shall be applied for exchanging the shares of the Company. If the assessment value of the license is more than USD 10 Million, the Company and NHF agree to use USD 10 Million as the acquisition price to exchange the shares of the Company.

Ali Kasa, the CEO and President of the Company said, “The acquisition of THF International and its subsidiaries in South Africa is another major milestone for Velt within the healthcare sector. We believe this acquisition will create significant shareholder value and we are highly confident that this technology related to cancer treatment is going to significantly help humans battling deadly disease.”

“The acquisition of NHF is also exciting news for us as it completes all the ingredients required to venture into cancer treatment. The exclusive license of Next Generation Photo Dynamic Therapy (NGPDT) is currently undergoing medical human trials in Australia by Invion Ltd an Australian Publicly traded company on Australian Stock Exchange under the symbol IVX, exclusive licensee for Australia and New Zealand.”

About THF International (Hong Kong) Ltd
THF International (Hong Kong) Ltd is a Hong Kong company with investment and assets in cancer treatment medical devices and equipment. The company owns operating companies in South Africa namely: THF Management Co and Hummingbird Century City established register and operate cancer treatment center in South Africa. The company and its South African subsidiaries are 90% owned by Rural Asset Management Services, Inc. that invests in biotechnology, life sciences, software and ICT.

About Natural Health Farm (Labuan) Inc.
Natural Health Farm (Labuan) Inc. is an on offshore company incorporated in Labuan, Malaysia which offers attractive 3% tax on profit. The company is clinical-stage life sciences company that holds the exclusive license for registering and commercializing PhotosoftTM technology for treatment of all cancers across Sub-Sahara African region.  The technology has been licensed in Australia, New Zealand, China, Malaysia and Sub-Sahara Africa. The human clinical trial efforts have started in Australia and China conducted by Hudson Medical Institute, Australia.

About Photodynamic Therapy (PDT)
PhotosoftTM technology is an improved next generation Photodynamic Therapy. PDT uses non-toxic photosensitizers and visible light in combination with oxygen to produce cytotoxic-reactive oxygen that kills malignant cells, shuts down tumors and stimulates the immune system. In contrast to surgery, or radiotherapy and chemotherapy which are mostly immunosuppressive, PDT causes acute inflammation, expression of heat-shock proteins, and invasion and infiltration of a tumor by leukocytes.

About Velt International Group Inc.
Velt International Group Inc. is a Nevada based incorporated since 2011 with branch operations in California as well. With acquisition of THF Holdings in Australia, THT International (Hong Kong) Ltd with subsidiaries in South Africa and Natural Health Farm (Labuan) Inc. in Malaysia, the company focuses on life sciences and cancer treatment at present.

Forward-Looking Statements
Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Contact information
Tel: 323-713-3244

Source: Velt International Group Inc

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